Exhibit 10.13

June 9, 2021

AMY TAYLOR

Re:	Offer of Employment by Zevia LLC

Dear Amy:

I am very pleased to confirm our offer to you of employment with Zevia LLC (together with its successors, the “Company or “Zevia”). Your estimated start date will be June 28, 2021 or such other day as is mutually agreed upon. This offer and your employment relationship will be subject to the terms and conditions in this letter. The Company reserves the right to modify job titles, reporting structures, wages and benefits from time to time as it deems necessary and appropriate.

1.	You will report to the Chief Executive Officer. Your job title will be President.

2.

As a regular full-time employee, you will be paid on a semi-monthly basis at an annual rate of $300,000.00 (your “Base Salary”), less payroll deductions and all required withholdings. The position is classified as exempt from the overtime provisions of state and federal law, which means you will not be paid overtime compensation. Your position will be subject to job performance reviews consistent with the review process applicable to other members of the Company’s executive leadership team.

•

In the event of the consummation of an initial public offering of Zevia (an “IPO”), the Company will revisit your Base Salary after one month of trading on the NYSE for purposes of considering an increase in your Base Salary at such time.

•	You agree to relocate from your current residence to the Los Angeles, California metropolitan area no later than one year from your actual start date.

•

You will also be eligible to receive an allowance of $50,000 for moving expenses at the time of your relocation to California. The allowance will be paid via payroll on your first payroll check after relocation and will be subject to payroll deductions and all required withholdings.

3.

After sixty (60) days of continuous employment, the Company will pay you a signing bonus of $100,000.00 (the “Signing Bonus”), less payroll deductions and all required withholdings, on the next regularly scheduled pay date. In the event your employment with the Company is terminated by the Company for Cause (as defined below) or you resign without Good Reason (as defined below), in the case of termination, prior to the first anniversary of your start date, or in the case of resignation, prior to the sixth month anniversary of your start date, you will be required to repay a pro rata portion of the amount of the Signing Bonus actually received, based on the days in such period after your termination or resignation, as applicable, within thirty (30) days of such termination or resignation. In the event your employment with the Company is terminated by the Company without Cause or you resign for Good Reason during the first sixty (60) days of your continuous employment, the Company will pay you a pro-rata portion of the Signing Bonus, based on the days employed during such period, within thirty (30) days of such termination or resignation.

4.

You will also be eligible to earn discretionary merit-based compensation and the Company reserves the right to modify its plan for such potential additional compensation as circumstances change. Subject to you continuing employment with the Company through the bonus payment date, you will be eligible to earn an annual bonus upon your achieving certain milestones that will be determined by the Company’s Board of Directors in consultation with you. Your bonus target for 2021 is 100% of the greater of $400,000 or your Base Salary as increased pursuant to paragraph 2 herein (subject to a pro-rata amount based on start date) and will be paid no later than March 31, 2022.

5.

It will be recommended to the Company’s Board of Directors as soon as practicable following your start date (and in any event no later than three months after your start date) that the Company grant you 40,000 Restricted Class C Common Units (the “RCCCUs”), which will vest and no longer be subject to forfeiture upon the earliest to occur of (i) 6 months after the effective date of an IPO, (ii) termination of any lockup period applicable to such RCCCUs or (iii) to the date of a Change of Control (as defined in the Limited Liability Company Agreement of Zevia LLC), subject to the terms and conditions set forth in the Zevia 2020 Incentive Plan, the applicable award agreement thereunder, and the Limited Liability Company Agreement of the Company. Upon a termination of your employment with the Company as a result of your death or disability, the RCCCUs shall become fully vested as of the date of termination. Upon a termination of your employment with the Company by the Company without Cause or your resignation for Good Reason, subject to execution and non-revocation of the Release (as defined below), the RCCCUs shall become fully vested as of the date the Release becomes effective.

6.

It will be recommended to the Company’s Board of Directors as soon as practicable following your start date (and in any event no later than three months after an IPO) that the Company grant you 25,000 options to purchase common equity of the Company (the “Option”), subject to the terms and conditions set forth in the applicable award agreement and the Company’s then-current equity plan. The Option will have an exercise price equal to the then-current fair market value of the Company’s common equity. Upon a termination of your employment with the Company by the Company without Cause or as a result of your resignation for Good Reason, subject to execution and non-revocation of the Release, the unvested portion of the Option shall become fully vested and exercisable as of the date the Release becomes effective. Following a termination of your employment, other than a termination for Cause, the vested portion of the Option will remain exercisable for three months (or, if sooner, until the expiration date thereof); provided, however, that if your termination is as a result of death or disability, the vested portion of the Option will remain exercisable for 12 months (or, if sooner, until the expiration date thereof).

7.

We are pleased to share that your benefit details, vacation, sick/personal days, and company holidays will be reviewed during your Onboarding process, as well as included in the Employee Handbook referenced in this offer letter, but in any event will be at least as favorable as those benefits offered to other members of the Company’s executive leadership team. You will have the opportunity to review the plans in detail, along with having access to your benefit information via your employee online portal. Benefits and perks are subject to change during open enrollment, and as deemed appropriate by the Company and applied equally to similarly-situated employees, at any time. You will also be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses you incur in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures as in effect from time to time.

8.

Because we are dealing with inventions and proprietary information, we must take care that our employees do not have any unusual incidents in their past which might adversely affect our brand’s reputation and our consumer’s trust in us. This offer is contingent upon the satisfactory completion of a criminal background check, a credit check and professional reference checks. The Company reserves the right to withdraw this offer based upon the outcome of the background and/or professional reference checks.

9.

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) and Mutual Arbitration Agreement (the “Arbitration Agreement”), as a condition of your employment. We wish to impress upon you that we do not want you, and we hereby direct you not to bring with you, any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or then-proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You represent that your signing of this offer letter, the Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

10.

While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice. No promises, assurances, or other conduct, whether written or oral, can modify this paragraph unless set forth in a written agreement signed by you and the CEO of Zevia. It is expected that in connection with the consummation of the contemplated IPO of Zevia that you will enter into an employment agreement on substantially similar terms as similarly situated executives of the Company, including the severance benefits described in this section, and in any event on terms no less favorable in any respect than the terms set forth in this offer letter. Further, your participation in any stock option, equity or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Upon a termination of your employment with the Company by the Company without Cause (as defined below) or as a result of your resignation for Good Reason (as defined below), subject to your execution and non-revocation of a release of claims in the form provided by the Company (the “Release”) and within the time period specified therein and your continued compliance with the Confidentiality Agreement and any other restrictive covenants agreements entered into between you and the Company, the Company will pay to you, less applicable withholdings and other deductions required by law, (i) one times the sum of (a) the greater of your Base Salary and the Signing Bonus or your then-current Base Salary at the rate in effect on the date of such termination (and prior to any reduction that constitutes Good Reason) and (b) your target bonus for the year of such termination (currently, 100% of the greater of $400,000 or your Base Salary as increased pursuant to paragraph 2 herein), items (a) and (b) payable in equal installments in accordance with the Company’s normal payroll practices for the 12 months following the date the Release becomes effective and irrevocable (provided that if the period during which the Release could become effective and irrevocable spans two calendar years, payments of such installments shall not commence until the first normal payroll date in the second calendar year), (ii) subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and subject to your copayment of premium amounts at the active employee’s rate, reimbursement for the amount of the remainder of the premiums for your participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (a) the first anniversary of the date of termination, (b) the date you become eligible for other employer-provided group health benefits, or (c) the expiration of your rights under COBRA, (iii) a pro-rata portion of the actual annual bonus that would be earned for the year of such termination, based on the days employed during such year, payable on the date when bonuses are otherwise paid to Company executives and in all events by March 15th of the calendar year following the year in which such termination occurs, and (iv) any earned but unpaid annual bonus for the completed fiscal year preceding the fiscal year of such termination, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year. Unless otherwise agreed to in writing by the CEO of Zevia, the severance benefits specified in this section shall be in lieu of any severance payment or benefit under any Zevia severance plan, policy, program or practice (whether written or unwritten) and, therefore, such severance benefits shall be the exclusive source of any severance benefits. For purposes of this letter, Cause and Good Reason are defined as follows:

“Cause” means (i) your failure to materially perform your duties and responsibilities to Zevia and its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), other than any failure which is capable of cure and is cured by you within 15 days following your receipt of notice from Zevia; (ii) your failure to comply with any valid and legal directive of the CEO or Board of Directors of Zevia, other than any failure which is capable of cure and is cured by you within 15 days following your receipt of notice from Zevia; (iii) your engagement in conduct, which demonstrably results in material financial or reputational harm to Zevia or its affiliates; (iv) your embezzlement, misappropriation or fraud, whether or not related to your employment with Zevia; (v) your conviction of or plea of guilty or nolo contendere to a felony (or state law equivalent); or (vi) your material breach of this letter, the Confidentiality Agreement, or any other written agreement between Zevia and you or any of Zevia’s material written policies, including its code of conduct, other than any failure which is capable of cure and is cured by you within 15 days following your receipt of notice from Zevia.

“Good Reason” means the occurrence of any one or more of the following: (i) a material diminution in your annual base salary or target annual bonus; (ii) a material diminution in your authority, duties or responsibilities with Zevia or an affiliate; (iii) requiring you to report to anyone other than the Company’s Board of Directors or Padraic Spence; (iv) a required relocation of your principal place of employment by more than 30 miles other than as set forth in Section 2 of this offer letter; and (v) Zevia’s material breach of any material obligation under this letter, the Confidentiality Agreement, or any other written agreement between Zevia and you provided, however, that any assertation by you of Good Reason shall not be effective unless (a) you provide written notice to Zevia of the existence of one or more of the foregoing conditions within 30 days after you become aware of such conditions; (b) the condition(s) specified in such notice must remain uncorrected for 30 days following Zevia’s receipt of such notice; and (c) the date of the termination of your employment must occur within 90 days after you become aware of the condition(s) specified in such notice.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non- U.S. citizens alike, you may contact our office and speak with our Director of Human Resources.

11.

If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to our SVP, People at                     . Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents. Should you have anything else that you wish to discuss, please do not hesitate to call me.

12.

As a Zevia employee, you are required to follow its rules and regulations. Therefore, you will be asked to acknowledge in writing that you have read the Zevia employee handbook, accessible through Zevia’s HR department and public network. In order to retain necessary flexibility in the administration of its policies and procedures, Zevia reserves the right to change or revise its policies, procedures, and benefits at any time.

13.

You and the Company agree to submit to mandatory and exclusive binding arbitration for any controversy or claim arising out of, or relating to, this Agreement or any breach hereof or your employment relationship pursuant to the terms of the Arbitration Agreement, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall take place in Los Angeles County, California, as set forth in the Arbitration Agreement entered, or to be entered, into by and between you and the Company.

14.

This offer letter, the background check authorizations, the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and the CEO of the Company.

We look forward to working with you at the Company. We are very excited about you joining our team, and we look forward to a beneficial and fruitful relationship. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Very truly yours,

/s/ Padraic L. Spence
PADRAIC L. SPENCE
Chief Executive Officer

I have read and understand this offer letter and hereby acknowledge, accept and agree to the terms set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

AMY TAYLOR

/s/ Amy Taylor	Date signed: 6/10/2021
Enclosures:

Arbitration Agreement and Employee Confidentiality IP Assignment Agreement